Exhibit 10.5

NON-QUALIFIED STOCK OPTION AGREEMENT

PURSUANT TO THE PIER 1 IMPORTS, INC. 2015 STOCK INCENTIVE PLAN

May 2, 2017

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (the “Agreement”) is made effective and entered into as of May 2, 2017, by and between PIER 1 IMPORTS, INC., a Delaware corporation (the “Company”), and Alasdair B. James (the “Optionee”).

WHEREAS, this Option (as defined below) is granted under the Pier 1 Imports, Inc. 2015 Stock Incentive Plan (the “Stock Plan”); and

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that the Optionee be granted this Option for the number of shares and upon the terms set forth below;

NOW, THEREFORE, the Company and the Optionee hereby agree as follows:

1. Grant of Option. The Company hereby grants to the Optionee an Option (the “Option”), subject to the execution of this Option Agreement, on the Date of Grant (as defined below) to purchase from the Company upon the terms and conditions hereinafter set forth 277,220 shares (the “Option Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”).

2. Date of Grant. This Option is granted to Optionee on May 2, 2017 (the “Date of Grant”).

3. Exercise Price. The exercise price is $6.68 for each of the Option Shares (the “Exercise Price”).

4. Expiration Date: The expiration date of this Option is May 2, 2027 (the “Expiration Date”).

5. Vesting of Option; Exercisability. This Option shall become vested and exercisable as to 25% of the Option Shares respectively on the third and fourth anniversaries of the Date of Grant, and as to 50% of the Option Shares on the fifth anniversary of the Date of Grant, provided that Optionee is employed by the Company on each vesting date (unless it is sooner terminated as hereinafter provided). This Option shall be exercisable in full or in part and shall remain exercisable until the Expiration Date (unless it is sooner terminated as hereinafter provided), at which time this Option shall expire.

6. Corporate Change. Notwithstanding the vesting schedule set forth in Section 5 above, the vesting of Option Shares shall be accelerated and occur in full upon (i) a Corporate Change (as defined in the Stock Plan) AND (ii) the occurrence of one of the following: (a) the Option is not assumed by the surviving or acquiring entity or otherwise equitably converted or substituted in connection with the Corporate Change, or (b) the Option is assumed by the surviving or acquiring entity or otherwise equitably converted or substituted in connection with a Corporate Change and the termination of Optionee’s employment by the Company (or the surviving or acquiring entity) without Cause or Optionee’s resignation for Good Reason (as such capitalized terms are defined in the Executive Severance Agreement between the Company and Optionee, dated March 30, 2017) occurs within one year after the effective date of the Corporate Change.

7. Exercise of Option. Notice of the exercise of this Option or any portion thereof shall be given to the Company, or any other employee of the Company or an affiliate who is designated by the Company to accept such notices on its behalf, specifying the number of shares for which it is exercised; provided, that no partial exercise of this Option may be for fewer than 100 shares unless the remaining shares purchasable are fewer than 100 shares.

(a)	Exercise Price and Delivery of Shares. Payment of the Exercise Price may be satisfied in full at the time the Option is exercised through a “net” exercise,” whereby the Company shall withhold from the shares deliverable upon exercise of the Option a number of shares having a Fair Market Value (as defined in the Stock Plan) as of the last trading day preceding the date of exercise equal to the exercise price, and shall issue or transfer to the Optionee the number of shares of Common Stock to which he is entitled, net of shares to be withheld to satisfy the exercise price as specified in this subsection (a) and the tax withholding requirements as specified in subsection (b) below.

(b)	Tax Withholding. The Company has the authority and the right to deduct or withhold, or require the Optionee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including Optionee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Option. Unless otherwise determined by the Committee, the withholding requirement will be satisfied by withholding Option Shares otherwise deliverable to the Optionee upon exercise of the Option a number of shares having a Fair Market Value as of the last trading day preceding the date of exercise equal to the amount required to be withheld for tax purposes.

(c)	Automatic Exercise. If the closing price of the Company’s Common Stock exceeds the Exercise Price of the Option on the last trading day prior to the Expiration Date, any outstanding and unexercised portion of the Option, if any, shall be automatically exercised without further action or notice by the Company or the Optionee (an “Automatic Exercise”), and the Company shall issue or transfer to the Optionee the number of shares of Common Stock to which he is entitled based on such Automatic Exercise, net of shares to be withheld by the Company to satisfy the exercise price and the tax withholding requirements as specified above.

8. Termination of Option. The term of the Option is for a period of ten (10) years, expiring at 5:00 p.m., Central Time, on the Expiration Date. To the extent not previously exercised, the Option will terminate prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a)	Three (3) months after the date of Optionee’s termination of employment with the Company for any reason other than (i) for Cause (as previously defined), or (ii) by reason of Optionee’s death or disability.

(b)	One (1) year after the date of Optionee’s termination of employment with the Company by reason of Optionee’s disability.

(c)	One (1) year after the date of Optionee’s death, if Optionee dies while employed or during the three-month period described in subsection (a) above and before the Option otherwise expires (upon Optionee’s death, the Option may be exercised by Optionee’s estate or other designated beneficiary).

(d)	Immediately upon the date of Optionee’s termination of employment by the Company for Cause (as previously defined).

If Optionee or his or her beneficiary exercises the Option after termination of employment with the Company, the Option may be exercised only with respect to the Option Shares that were otherwise vested as of Optionee’s termination of employment.

9. Not an Incentive Stock Option. No portion of this Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and shall be so construed.

10. Incorporation of Plan and Agreement to Terms. The Option is granted under the Stock Plan and shall be subject to the terms and conditions of the Stock Plan. The terms and conditions of the Stock Plan are hereby incorporated into this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings set forth for such terms in the Stock Plan. By accepting the Option, Optionee shall be deemed to have agreed to the terms and conditions of this Agreement and the Stock Plan.

11. Subdivision or Consolidation of Shares; Stock Dividends; and Recapitalizations. Whenever, prior to the earlier of (i) the Expiration Date or (ii) the termination of the Option pursuant to Section 8 hereof, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock covered by this Option (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock covered by this Option shall be adjusted so that this Option shall thereafter cover the number and class of shares of stock and securities to which Optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, Optionee had been the holder of record of the number of shares of Common Stock then covered by this Option.

12. [intentionally omitted]

13. Non-Assignability of Option. This Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution. During the Optionee’s lifetime, this Option shall be exercisable only by the Optionee or by his guardian or legal representative. This Option shall not be subject to execution, attachment or similar process.

14. Compliance with Laws. The obligation of the Company to sell and issue Option Shares pursuant to this Option is subject to such compliance as the Company deems necessary or advisable with federal and state laws, rules and regulations applying to the authorization, issuance, sale or listing of securities.

15. No Rights as Stockholder. The Optionee shall have no rights as a stockholder of the Company, including any voting rights or any claim to dividends with respect to any Option Shares until such Option Shares are issued to the Optionee by the Company pursuant to an exercise of the Option.

16. Notices. Any notice to be provided hereunder shall be in writing and addressed to the Company at the Company’s principal executive offices or to the Optionee at their address shown on the Company’s records, or such other address provided to the Company by the Optionee in accordance herewith. Notice shall be given by hand delivery, overnight courier service, facsimile transmission (promptly confirmed in writing), or certified mail (postage prepaid, return receipt requested). Notices given by hand delivery, overnight courier or facsimile transmission shall be deemed given upon delivery and notices given by mail shall be deemed given on the earlier of three days after deposit in the U.S. mail or on the first date delivery is refused.

17. Entire Agreement. This Agreement, together with the documents incorporated herein by reference, represents the entire agreement between the parties with respect to the subject matter hereof and this Agreement may not be modified by any oral or written agreement unless same is in writing, signed by both parties and has been approved by the Committee.

18. Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflict of laws.

19. Successors and Assigns. This Option shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Non-Qualified Stock Option Agreement on the date first above written.

COMPANY:		OPTIONEE:

Pier 1 Imports, Inc.

By:	/s/ Gregory S. Humenesky	/s/ Alasdair B. James
	Gregory S. Humenesky	Alasdair B. James
	Executive VP—Human Resources	President and CEO